EXHIBIT 10.2

Business Association Memorandum

AMENDMENT

1.

This Amendment - 1 (the "Amendment") is made by Rama Mohan R Busa, representing as CEO/Director of Anvi Global Holdings Inc. USA and Sanjay Agarwal, representing as CEO of Team universal lnfratech Pvt Ltd. India both together as "parties", to the "Business Association Memorandum" signed on 24th May 2018 (the "MOA").

2.

"The memorandum of Association" is amended as follows:

Both the parties have discussed and concluded to amend Clause - 1 of Article - 4 in the "Memorandum of Association" dated 24 May 2018 and signed by both parties as - Validity period is amended to 9 Months from 14th February, 2019.

3.

Except as set forth in this Amendment, the "Memorandum of Association" is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.